Exhibit 99.1

News Release
LSBTheBank | P.O. Box 867
Lexington, NC 27293-0867 | www.lsbnc.com
For Immediate Release
CONTACT: Monty J. Oliver, EVP & CFO; 336-242-6207 or 336-248-6500 or 1-800-876-6505, ext. 207

LSB Bancshares’ Earnings Expected to Decline in Fourth Quarter and Year
LEXINGTON, N.C., December 28, 2006 — LSB Bancshares, Inc. (NASDAQ: LXBK), parent of Lexington State Bank (the “Bank”), announced today that fourth quarter and full year earnings will decline from the year-ago levels due to the write-down of certain credits at the Bank and at Peoples Finance Company of Lexington, Inc. (“Peoples Finance”), the Bank’s finance subsidiary. Earnings will also be affected by a nonrecurring gain resulting from an easement granted to the Department of Transportation and by a one-time charge related to the freezing of the Company’s defined benefit plan.
During the fourth quarter, deterioration in the quality of a number of credits led to write-downs of $1.9 million at the Bank and at Peoples Finance. These write-downs and an additional $1.05 million to account for the possibility of future losses will result in the Company’s fourth quarter provision for loan losses being approximately $2.9 million. This provision would result in a year-end allowance for loan losses of approximately 1.26% of gross loans. While earnings per share will decline, the Bank expects the quarter will be profitable. The earnings will be announced in mid-January.
LSB Bancshares Chairman, President and CEO Robert F. Lowe stated, “We are obviously disappointed with the write-downs and the resulting decline in earnings. However, we are confident that our focus on these existing credit challenges, combined with staffing changes and our strengthened credit culture, will enable us to better manage our credit discipline as we move forward. While we were not required to add an additional $1.05 million to the provision, it was prudent to do so, given the recent trends and ongoing pockets of economic weakness in our markets.”
As discussed above, also included in the fourth quarter and full year earnings will be a gain of approximately $509,000 that resulted from granting an easement on some of the Bank’s property in King, NC to the Department of Transportation. Offsetting this gain will be a one-time charge of approximately $590,000 related to the freeze of the Company’s defined benefit plan. The freezing of the defined benefit plan is expected to result in ongoing expense savings of as much as $750,000 per year for the Company.

LSB Bancshares, Inc. as was reported in the third quarter, was again recognized by Bauer Financial Inc., the nation’s leading independent bank rating firm, for earning a 5-Star rating, which is the 68th consecutive quarter that the Bank has achieved this designation. The Bank remains well capitalized, with an equity-to-assets ratio of 9.3% at September 30, 2006.
LSB Bancshares, Inc. will pay shareholders of record as of January 1, 2007, a quarterly cash dividend of $.17 per share on January 15, 2007. LSB Bancshares, Inc. is the parent company of Lexington State Bank. Lexington State Bank, which opened on July 5, 1949, is a community bank based in the Piedmont region of North Carolina. The Bank owns two subsidiaries: LSB Investment Services, Inc., which offers non-deposit, non-insured investment alternatives such as mutual funds and annuities; and Peoples Finance Co. of Lexington, Inc., which offers small loans and dealer financing.
Common stock of LSB Bancshares, Inc. is traded on the Nasdaq Stock Market under the symbol “LXBK.” The LSB website, which links online banking users to LSB by internet, is www.lsbnc.com.
Market makers include: Davenport & Company LLC; Friedman Billings Ramsey & Co.; FTN Financial Securities Corp.; Goldman Sachs & Co.; Keefe, Bruyette & Woods, Inc.; Morgan Keegan & Co., Inc.; Morgan Stanley & Co., Inc.; Moors & Cabot, Inc.; SunTrust Robinson Humphrey; Sandler O’Neill & Partners, and Schwab Capital Markets.
Information in this press release contains forward-looking statements. These statements are identified by words such as “expects,” “anticipates,” “should,” or other similar statements about future events. These forward-looking statements involve estimates, assumptions by management, risks, and uncertainties that could cause actual results to differ materially from current projections, including without limitations, the effects of future economic conditions, legislative and regulatory changes, and the effects of competition. Additional factors that could cause actual results to differ materially from those anticipated by forward-looking statements are discussed in LSB’s filings with the Securities and Exchange Commission, including without limitation, its annual report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. LSB undertakes no obligations to revise these statements following the date of this news release.
CONTACT: Monty J. Oliver, EVP & CFO; 336-242-6207 or 336-248-6500 or 1-800-876-6505, ext 207.
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Information in this press release contains forward-looking statements. These statements are identified by words such as “expects,” “anticipates,” “should,” or other similar statements about future events. These forward-looking statements involve estimates, assumptions by management, risks, and uncertainties that could cause actual results to differ materially from current projections, including without limitations, the effects of future economic conditions, legislative and regulatory changes, and the effects of competition. Additional factors that could cause actual results to differ materially from those anticipated by forward- looking statements are discussed in LSB’s filings with the Securities and Exchange Commission, including without limitation, its annual report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. LSB undertakes no obligations to revise these statements following the date of this news release.